Exhibit 99.5

SPONSOR SHARE AGREEMENT

February 2, 2018

Global Partner Acquisition Corp.
1 Rockefeller Plaza

New York, New York 10020

Ladies and Gentlemen:

Reference is made to that certain agreement and plan of merger by and among Global Partner Acquisition Corp. (“Parent”), PRPL Acquisition LLC, a wholly owned subsidiary of Parent (“Merger Sub”), Purple Innovation, LLC (“Company”), InnoHold, LLC (“InnoHold”), and Global Sponsor I LLC, in its capacity thereunder as the Parent Representative, dated as of the date hereof (“Merger Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce InnoHold to enter into the Merger Agreement, Global Sponsor I LLC (“Sponsor”) has agreed to enter into this letter agreement (this “Agreement”) relating to the 3,881,250 shares of common stock of Parent (“Founder Shares”) initially purchased by Sponsor in a private placement prior to Parent’s initial public offering, which shares are currently held by Sponsor.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and Parent hereby agrees with InnoHold as follows:

1.	Sponsor hereby agrees, upon and subject to the Closing, to forfeit 1,293,750 of the Founder Shares (the “Forfeited Shares”). In order to effectuate such forfeiture, upon the Closing, Sponsor shall deliver the Forfeited Shares to Parent in certificated or book entry form (at the election of Sponsor) for cancellation by Parent.

2.	Sponsor hereby agrees that, upon and subject to the Closing, it shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, an additional 1,293,750 of the Founder Shares (the “Contingent Shares”), unless and until a Triggering Event (as defined below) has occurred. In the event that a Triggering Event has not occurred on or prior to the date which is eight (8) years following the Closing Date (the “Termination Date”) and the period from the Closing Date until and including the Termination Date, the “Contingent Period”), Sponsor hereby agrees to forfeit the Contingent Shares. In order to effectuate such forfeiture in the event that a Triggering Event has not theretofore occurred, upon the Termination Date, Sponsor shall deliver the Contingent Shares to Parent in certificated or book entry form (at the election of Sponsor) for cancellation by Parent. The share certificates representing the Contingent Shares shall contain a legend relating to transfer restrictions imposed by this Agreement and the risk of forfeiture associated with the Contingent Shares. Such legend shall be removed upon the request of Sponsor (with written notice to Parent) following a Triggering Event.

3.	Until and unless the Contingent Shares are forfeited, Sponsor and/or its assignees shall have full ownership rights to the Contingent Shares, including, without limitation, the right to vote such shares and to receive dividends and distributions thereon.

4.	All of the Contingent Shares shall vest and no longer be subject to forfeiture if any of the following (a “Triggering Event”) shall occur:

a.	if the closing price of Parent’s Class A Common Stock or any equity security that is the successor to Parent’s Class A Common Stock (“Successor Shares”) (in each case, subject to equitable adjustment for stock splits, stock dividends, recapitalizations, stock repurchases or redemptions at a redemption or repurchase price in excess of fair market value, or similar events occurring after the Closing) on the principal exchange on which such securities are then listed or quoted shall have been at or above $12.50 (the “Trigger Amount”) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Contingent Period; provided, however, that the Trigger Amount shall be reduced by the aggregate cash or the fair market value of any securities or other assets paid or payable by the Parent to the holders of Class A Common Stock, on a per share basis, (i) as an extraordinary dividend following the Closing or (ii) as a regular cash dividend in excess of $0.125 (subject to equitable adjustment as provide above) per quarter;

b.	if there shall occur a Change of Control (as defined below) of Parent;

c.	if Parent shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; or

d.	if Parent’s Class A Common Stock or Successor Shares shall cease to be listed on a national securities exchange.

5.	A “Change of Control” is defined as any one of the following events:

a.	either Parent or the Company is merged, consolidated or reorganized with or into another Person (an “Acquiror”) and as a result of such merger, consolidation or reorganization, less than 51% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of the Acquiror or surviving or resulting entity is owned in the aggregate by the stockholders of Parent, directly or indirectly, immediately prior to such merger, consolidation or reorganization, excluding from such computation the interests of the Acquiror or any Affiliate of the Acquiror (the “Pre-Transaction Purple Equityholders”);

b.	either Parent or the Company sells, assigns or otherwise transfers over 50% (measured by fair market value) of its consolidated assets to an Acquiror, less than 51% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of which, immediately following such sale, assignment or transfer, is owned in the aggregate by the Pre-Transaction Purple Equityholders;

c.	a Schedule 13D or Schedule 14D report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Class A Common Stock of Parent (including shares of Class A Common Stock issuable upon the exchange of shares of Class B Common Stock of Parent and Class B Units of the Company) or Successor Shares as shall be greater than the percentage of such shares that, at the date of such filing, is held by any other person or group that held more than 50% of the voting power of the Company immediately after the Closing; or

d.	during any period of two consecutive years, the Continuing Directors cease to constitute at least a majority of the Board of Directors of Parent (for purposes of this definition, the term “Continuing Directors” means the directors still in office who either were directors at the beginning of the two-year period or who were directors elected to the Board of Directors and whose election or nomination was approved by the Nominating Committee of the Board of Directors of Parent or, if there is no Nominating Committee, whose election or nomination was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the two-year period or whose election to the Board of Directors was previously so approved.

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6.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

7.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

8.	This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 10.2, 10.3, 10.5, 10.7, 10.8, 10.10 and 10.13 of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

9.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement. Notices to Sponsor shall be sent to the address of the Purchaser Representative set forth in Section 10.1 of the Merger Agreement, as in effect as of the date hereof, and as it may be changed in accordance with Section 10.1 of the Merger Agreement, so long as Sponsor remains the Purchaser Representative.

10.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

[Signature page follows]

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Please indicate your agreement to the foregoing by signing in the space provided below.

Global Partner Acquisition Corp.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

GLOBAL PARTNER SPONSOR I LLC

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Managing Member

INNOHOLD, LLC

By:	/s/ Terry V. Pearce
Name:	Terry V. Pearce
Title:	Manager

[Signature Page to Transfer Letter Agreement]

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